Exhibit 15.3

AUDIT ALLIANCE LLP®

A Top 18 Audit Firm
10 Anson Road, #20-16 International Plaza, Singapore 079903.

UEN: T12LL1223B GST Reg No: M90367663E Tel: (65) 6227 5428

Website: www.allianceaudit.com

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation in the annual report (Form 20-F) of our report dated May 15, 2024, relating to the consolidated balance sheets of Lixiang Education Holding Co., Ltd. as of December 31, 2023 and the related consolidated statements of operations and comprehensive (loss)/income, changes in shareholders' equity, and cash flows for the year ended December 31, 2023, and the related notes.

We also consent to the reference of Audit Alliance LLP, as an independent registered public accounting firm, as experts in matters of accounting and auditing.

/s/ Audit Alliance LLP

Singapore

May 15, 2024